EX-99.16.12

[Date]

Board of Trustees
Old Mutual Funds, II
[Address]

Board of Trustees
First Eagle Funds
[Address]

Re:
Agreement and Plan of Reorganization, adopted as of [    ] day of
[      ], 2011 (“Agreement”), by and among (i) Old Mutual Funds II, an open-end registered investment company (the “Target Entity”) on behalf of the Old Mutual High Yield Fund, its series portfolio (the
“Target Fund”); (ii) Old Mutual Capital, Inc. (“Target Adviser”); (iii)
First Eagle Funds, an open-end registered investment company (the
“Acquiring Entity”), on behalf of the First Eagle High Yield Fund, its series portfolio (the “Acquiring Fund”); and (vi) First Eagle
Investment Management, LLC (“Acquiring Adviser”)

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Target Fund pursuant to which: (i) the Acquiring Fund will acquire all of the assets and liabilities of the Target Fund in exchange for the corresponding class of shares of the Acquiring Fund of equal value to the net assets of the Target Fund being acquired, and (ii) the Target Fund will distribute such shares of the Acquiring Fund to shareholders of the corresponding class of the Target Fund, in complete liquidation and termination of the Target Fund, all upon the terms and conditions hereinafter set forth in the Agreement (the “Reorganization”).  The Acquiring Fund currently is a shell series, without assets or liabilities, created for the purpose of acquiring the assets and liabilities of Target Fund.

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Agreement, dated as of [             ], 2011; (b) the combined proxy statement/prospectus provided to shareholders of the Target Fund in connection with a Special Meeting of Shareholders of the Target Fund held on [                ]; (c) certain representations concerning the Reorganization made

Board of Trustees, Old Mutual Funds, II
Board of Trustees, First Eagle Funds
[Date]

to us by Target Entity, on behalf of the Target Fund, and Acquiring Entity, on behalf of the Acquiring Fund,  in letters each dated [                   ] (the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (f) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.  All capitalized terms used herein, unless otherwise defined, are used as defined in the Agreement.

For purposes of this opinion, we have assumed that the Target Fund, on the Closing Date of the Reorganization, satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letters for the Target Fund and the Acquiring Fund, it is our opinion for federal income tax purposes that:

1.           The acquisition by the Acquiring Fund of all of the assets of the Target Fund, as provided for in the Agreement, in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund shares in complete liquidation of the Target Fund, should qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund each should be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.           No gain or loss should be recognized by the Target Fund upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund shares pursuant to Section 361(a) and Section 357(a) of the Code.

3.           No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Target Fund in exchange solely for the assumption of all of the liabilities of the Target Fund and issuance of the Acquiring Fund shares pursuant to Section 1032(a) of the Code.

4.           No gain or loss should be recognized by the Target Fund upon the distribution of the Acquiring Fund shares by the Target Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

5.           The tax basis of the assets of the Target Fund received by the Acquiring Fund should be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

Board of Trustees, Old Mutual Funds, II
Board of Trustees, First Eagle Funds
[Date]

6.           The holding periods of the assets of the Target Fund in the hands of the Acquiring Fund should include the periods during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code.

7.           No gain or loss should be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares for the Acquiring Fund shares pursuant to Section 354(a) of the Code.

8.           The aggregate tax basis of the Acquiring Fund shares received by each shareholder of the Target Fund should be the same as the aggregate tax basis of Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

9.           The holding period of Acquiring Fund shares received by a shareholder of the Target Fund should include the holding period of the Target Fund shares surrendered in exchange therefor, provided that the shareholder held Target Fund shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

Our opinion is based upon the Code, the applicable income tax regulations promulgated under the Code, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by Target Entity, on behalf of the Target Fund, and Acquiring Entity, on behalf of the Acquiring Fund, of their respective undertakings in the Agreement and the Representation Letters.  Our opinion is limited to the federal income tax consequences of the Reorganization set forth above, and we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization on any transaction not consummated in accordance with the Agreement and/or the effect, if any, of any such other transaction on the Reorganization.

Board of Trustees, Old Mutual Funds, II
Board of Trustees, First Eagle Funds
[Date]

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP